Exhibit 16.1

Accountants &
business advisers

Our Ref.: l107/PL/WY

August 9, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D. C. 20549

U.S.A.

Dear Sir or Madam :

We are the former independent auditors of InvestNet, Inc. (the “Company”). We have read the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on August 9, 2005, and are in agreement with the second to third paragraphs of item 4.01. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours Very truly,

/s/ PKF

PKF
Certified Public Accountants
Hong Kong

Tel (852) 2806 3822 | Fax (852) 2806 3712 E-mail lnfo@pkf-hk.com | Website www.pkf-hk.com PKF | 26/F, Citicorp Centre | 18 Whitfield Road | Causeway Bay | Hong Kong